Exhibit 99.1

ContraVir Pharmaceuticals to Initiate Pivotal Phase 3 Study of FV-100 for Prevention of Shingles-Associated PHN

Edison, NJ, March 9, 2015 — ContraVir Pharmaceuticals, Inc. (NASDAQ: CTRV), a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies, announced today the successful outcome of a recent End-of-Phase 2 meeting with the U.S. Food and Drug Administration (FDA) regarding the company’s lead drug candidate, FV-100, for the prevention of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN).  The FDA has agreed to, with minor modifications, ContraVir’s proposed clinical protocol, which is designed as a pivotal Phase 3 study.

“This is a transformative outcome for ContraVir,” stated James Sapirstein, Chief Executive Officer.  “We are encouraged by the added clarity and favorable position the FDA has taken regarding our clinical strategy for FV-100, and we look forward to initiating the Phase 3 trial in the second quarter 2015.  The proposed plan for clinical development of FV-100, agreed to by the FDA, significantly shortens the development pathway for FV-100.  This will save ContraVir considerable time and money.”

While antivirals are approved to treat the viral infection underlying shingles, there are currently no approved antiviral therapies for preventing PHN.  It remains a major unmet medical need, and ContraVir has been exploring the potential of FV-100 to prevent the severe and long-lasting effects of this condition.

The Phase 3 study will build upon prior clinical results for FV-100, including Phase 1 trials as well as a large Phase 2 clinical trial in shingles patients, which demonstrated excellent safety and tolerability for FV-100.

About FV-100

FV-100 is a fast acting, low dose, once-daily oral antiviral agent being developed for the treatment of herpes zoster, or shingles, which is an infection caused by the reactivation of varicella zoster virus.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain, known as post-herpetic neuralgia, or PHN.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the discovery and development of targeted antiviral therapies with two candidates in mid-to-late stage clinical development. ContraVir’s lead candidate, FV-100, is an orally available nucleoside analogue prodrug that is being developed for the treatment of herpes zoster, or shingles, which is currently in Phase 3 clinical development.  In addition to direct antiviral activity, FV-100 has demonstrated the potential to reduce the incidence of debilitating shingles-associated pain known as post-herpetic neuralgia (PHN) in a Phase 2 clinical study.  ContraVir is also developing CMX157, a highly potent analog of the successful antiviral drug tenofovir DF (Viread®).  CMX157 is active against HBV and more than 200-fold more potent in vitro versus tenofovir against all major HIV subtypes resistant to current therapies.  CMX157’s novel structure results in decreased circulating levels of tenofovir, lowering systemic exposure and thereby reducing the potential for renal side effects.  ContraVir intends to develop CMX157 for HBV and HIV in Phase 2 clinical studies.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-K for the year ended June 30, 2014, and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Tiberend Strategic Advisors, Inc.

Tirth Patel (investors)

tpatel@tiberend.com; (212) 375-2681

Claire Sojda (media)

csojda@tiberend.com; (212) 375-2686